EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 17, 2008, by and between CareGuide, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and Michael J. Condron (the “Executive”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive by entering into this Agreement.
B.	The Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

•	Employment.
(a)

General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 1(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.

(b)

Employment Term. The term of Executive’s employment under this Agreement (the “Term”) shall commence effective July 7, 2008 (the “Effective Date”), and shall end on the date on which the Term is terminated pursuant to Section 3.

(c)

Position and Duties. During the Term, the Executive shall initially serve as the Executive Vice Chairman of the Company with such customary duties, responsibilities and authority of such role or as otherwise may be directed by the Chairman of the Company’s Board of Directors (the “Board”). It is agreed and understood that as Executive Vice Chairman, the Executive shall not be deemed to be the principal executive officer of the Company while the Company is a public company and therefore shall not be required to certify the Company’s periodic reports filed with the Securities and Exchange Commission. Executive shall report to the Board through its Chairman. It is further agreed and understood that the Executive shall remain in the position of Executive Vice Chairman until the earliest of (i) the date the Company ceases to be a public company, (ii) December 31, 2008 or (iii) such date as may be mutually agreed upon by Executive and the Chief Executive Officer of the Company.

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Upon ceasing to be the Executive Vice Chairman as stated in the previous sentence, the Executive shall serve as the Chief Executive Officer and President of the Company with such customary duties, responsibilities and authority of such role or as otherwise may be directed by the Chairman of the Board consistent with such duties, responsibilities and authority. Executive shall continue to report to the Board through its Chairman.

As soon as practicable following the Effective Date, Executive shall be appointed to and shall serve as a member of the Board.

The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company (which may include service to its subsidiaries). Notwithstanding the foregoing, the parties agree that during the Term, Executive may serve on civic or charitable boards or committees and up to one (1) corporate for profit board, so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement and do not violate Section 5 of this Agreement. The Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time. In the event that such rules and policies of the Company are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern. The Executive represents that he is not subject to any existing covenant or other obligation that restricts his ability to enter into this Agreement and to perform the duties set forth herein.

(d)

Fiduciary duties to the Company. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would, directly or indirectly, injure the Company’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely impact the Company, involves a possible conflict of interest. In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that the Executive shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with the Company’s policies and procedures.

(e)

Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s corporate headquarters offices, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

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•	Compensation and Related Matters.
(a)

Annual Base Salary. During the Term, the Executive shall receive an initial annual base salary at a rate of $275,000 per annum, prorated from the Effective Date, which shall be paid in accordance with the customary payroll practices of the Company, subject to annual review and possible increase based upon performance (but not decrease) as determined by the Board based upon the recommendation of the Chairman. The amount of the annual base salary as in effect from time to time during the Term shall hereinafter be referred to as the “Annual Base Salary.”

(b)

Annual Cash Bonus. During the Term, the Executive shall be eligible to receive an annual cash bonus, subject to applicable federal and state withholding requirements, equal to a percentage of the Executive’s Annual Base Salary (the “Annual Cash Bonus”) as reasonably determined by the Board in its sole discretion, based on the achievement of Company and individual performance goals established in writing by the Board in consultation with the Executive by January 31 of each calendar year commencing with 2009. For calendar year 2008 and thereafter, the target Annual Cash Bonus shall be equal to 50% of Executive’s Annual Base Salary with an upside up to 125% of Annual Base Salary for superior performance.

For calendar year 2008, the Annual Cash Bonus shall be guaranteed and such guaranteed Annual Cash Bonus shall be not less than 50% of Executive’s Annual Base Salary prorated for the number of days the Executive was employed by the Company during 2008.

Any Annual Cash Bonus related to 2008 and subsequent calendar years shall be paid in a single lump sum not later than two and one-half months following the conclusion of the calendar year during which the Annual Cash Bonus was earned.

(c)

Equity Grant. Subject to Board approval and the amendment to the Company’s 2007 Equity Incentive Plan increasing the share reserve thereunder, the Company will grant the Executive a 10-year stock option to acquire 6,315,789 shares of the Company’s common stock (the “Options”), at an exercise price equal to $0.12, which is not less than the fair market value of a share of the Company’s common stock as of the date of the grant. The Options shall be incentive stock options to the extent allowable by law and shall vest monthly over 48 months commencing one (1) month following the Effective Date, such that 100% of the Options will be fully vested on the fourth anniversary of the Effective Date, subject to continued employment by the Executive on the applicable vesting date.

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The Company and the Executive acknowledge that the foregoing grant of the Options is intended to reflect a 5% ownership position in the Company, on a fully-diluted basis, as of the time that the Company is expected to cease to be a public company. In addition to the foregoing, in the event that (a) the Company raises in excess of $2,500,000, including transaction costs, through the issuance of Series A Preferred Stock to finance a reverse split of the Company and “cash out” of stockholders holding less than 100,000 shares of common stock of the Company in the aggregate, (b) the Company issues warrants for a number of shares in excess of 3,109,335 during the period from August 1, 2008 through December 31, 2008 in connection with the guarantee of the Company’s indebtedness by certain stockholders of the Company or (c) prior to the later of December 31, 2008 or such time as the Company ceases to be a public company, the Company authorizes or issues additional equity securities or securities convertible into equity securities, in either case unrelated to the restructuring of debt covenants, that has the effect of diluting Executive’s intended 5% ownership position, then, in any such case, the Executive shall be granted an additional stock option for a number of shares equal to 5% of the number of shares of common stock represented by such excess, authorization or issuance as described in the foregoing clauses (a), (b) or (c).

Any such additional stock option will be granted on terms substantially similar to the Options, except that the exercise price shall not be less than the fair market value of the common stock on the date of any such additional grant. Any such additional stock option shall provide for vesting in monthly installments such that that 100% of the Options will be fully vested on the fourth anniversary of the Effective Date, subject to continued employment by the Executive on the applicable vesting date.

Executive will be eligible for additional annual incentive grants in the event the Board determines in its sole discretion that Executive’s performance has resulted in the Company significantly exceeding its business plan objectives. Standard equitable adjustments to Options shall be made upon corporate transactions (including extraordinary dividends) to preserve value. After the Company ceases to be a public company, if the Company subsequently consummates a public offering of its common stock or otherwise becomes a public company, the Options and any additional option granted to the Executive will fully vest, and if the Company is not the surviving entity of any transaction that results in the Company becoming a public company, the Options and such additional options shall be converted into options to purchase equity securities of the surviving public company, if applicable, with the terms of the Options and any such additional options being equitably adjusted by the Board.

Upon termination or resignation from employment, Executive’s Options and any subsequent option grants shall be treated as follows:

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(i)

Upon termination for Cause (defined below), termination without Cause, or resignation without Good Reason (defined below), all unvested Options are forfeited and Executive may exercise vested Options within ninety (90) days from Executive’s Date of Termination (defined below).

(ii)	Upon resignation for Good Reason, all Options will fully vest and Executive may exercise vested Options within one (1) year from Executive’s Date of Termination.
(iii)

Upon Executive’s death or Disability (defined below) all unvested Options are forfeited and Executive (or his guardian, administrator, or executor, as applicable) may exercise vested Options within one (1) year from Executive’s Date of Termination.

The Options will be subject to the Company’s 2007 Equity Incentive Plan, except as otherwise provided in the Executive’s Option Agreement.

(d)

Benefits. During the Term, the Executive shall be entitled to participate in employee and executive retirement and welfare benefit plans, programs and arrangements of the Company including perquisites, if any, generally available to senior executives of the Company in accordance with their terms and as may be amended from time to time; provided that such benefits shall not include any benefit under any severance pay plan generally offered to employees of the Company.

(e)

Vacation. During the Term, the Executive shall be entitled to receive four (4) weeks paid vacation per calendar year, prorated from the Effective Date. Any vacation shall be taken at the reasonable and mutual convenience of the Executive.

(f)

Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy applicable to senior executives of the Company. In addition, the Company shall pay for the reasonable legal fees incurred by the Executive in connection with the documentation of this Agreement.

(g)

Indemnification/D&O Insurance. Executive shall receive the same indemnification status and level of coverages as all other active members of the Board of Directors including but not limited to the following: during the Term and for five (5) years thereafter, Executive shall be entitled to indemnification by the Company to the maximum extent permitted under Delaware law, including payment of legal fees and expenses as incurred, and coverage under any Company maintained directors and officers liability insurance policy.

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(h)

Relocation. The Executive shall not be required to relocate his current principal residence during the Term. If the Executive and the Board mutually agree that the Executive shall relocate his current principal residence, the terms and conditions of such relocation shall be determined in writing by the Executive and the Board. Until such time as the Executive shall relocate his current principal residence, the Company shall pay and/or reimburse Executive (on a grossed-up basis only as necessary to provide tax neutrality) for (i) Executive’s commuting costs to/from the Company’s corporate headquarters to/from Executive’s current principal residence and (ii) Executive’s lease expenses for maintaining an apartment in the vicinity of the Company’s corporate headquarters.

•	Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.
(i)	Death. The Executive’s employment hereunder shall terminate upon his death.
(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.
(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.
(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.
(v)	Resignation for Good Reason. The Executive may resign his employment for Good Reason within sixty (60) days following Executive’s knowledge of such Good Reason event.
(vi)	Resignation without Good Reason. The Executive may resign his employment without Good Reason, with at least sixty (60) days notice.
(b)

Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail

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the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least sixty (60) days following the date of such notice in the event of Resignation without Good Reason and at least thirty (30) days following the date of such notice in the event of Resignation for Good Reason (each a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, advance the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)

Company obligations upon cessation of employment. Upon cessation of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) except in the event of a termination under Section 3(a)(iii), the sum of any earned and unpaid Annual Cash Bonus under Section 2(b) for the calendar year prior to the calendar year during which cessation of employment occurs, (iii) any expenses owed to the Executive under Section 2(f), (iv) any accrued vacation pay owed to the Executive pursuant to Section 2(e), and (v) any amount accrued and arising from the Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements under Section 2(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its subsidiaries (collectively, the “Accrued Obligations”). The Executive shall not be entitled to any other payments or benefits, except as specifically set forth in this Section 3(c), Executive’s Option Agreement(s) and in Section 4.

•	Severance Payments.
(a)

Termination for Cause, resignation without Good Reason. If the Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause or Section 3(a)(vi) for resignation without Good Reason, the Executive shall not be entitled to any severance payment or benefits.

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(b)

Termination upon death or upon Disability. If the Executive’s employment shall terminate as a result of the Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), the Company shall:

(i)

pay to the Executive or in the case of death, to the Executive’s estate: for 2008, the guaranteed minimum Annual Cash Bonus or for 2009 and thereafter, the target Annual Cash Bonus pursuant to Section 2(b) for the calendar year in which the Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the calendar year in which the Executive’s termination occurs, and the denominator of which is 365 (a “Pro-Rated Annual Cash Bonus”), payable when bonuses are normally paid to senior executives of the Company.

For avoidance of doubt, until the Date of Termination by reason of Disability, Executive shall continue to receive his Annual Base Salary, reduced by such amounts, if any, paid to Executive under the Company’s short term disability program or long term disability insurance policy.

(c)

Termination without Cause or resignation for Good Reason. If the Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv) or for Good Reason pursuant to Section 3(a)(v), the Company shall:

(i)	for 2008, pay to the Executive the guaranteed minimum Annual Cash Bonus described in the second paragraph of Section 2(b) above;
(ii)

for 2009 and thereafter, in the event of resignation for Good Reason, a prorated Annual Cash Bonus or in the event of a termination without Cause, an Annual Cash Bonus based upon actual performance pro-rated for the calendar year in which Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the calendar year in which the Executive’s termination occurs, and the denominator of which is 365.

(iii)

pay to the Executive an amount equal to his Annual Base Salary in effect on the Date of Termination for a period of twelve (12) months in accordance with the Company’s regular payroll practice (the “Severance Period”);

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(iv)	continue to pay for the Executive’s (and his eligible dependents) Company sponsored healthcare benefits at active employee rates during the Severance Period; and
(v)	pay for senior executive level career transition assistance provided by a firm selected by the Executive and reasonably approved by the Company.
(d)

Release. The Executive’s entitlement to any payments or benefits under Section 4(b) or Section 4(c) shall be subject to the Executive’s continued compliance with Sections 5, 6 and 7, and the Executive’s (or his executor’s) executing and not revoking a mutual waiver and release of claims in a form reasonably approved by the Company and the Executive (the “Release”). If the payment of any amounts under Section 4(b) or Section 4(c) is delayed pending the Executive’s execution of the Release, on the next payroll date first following the date the Release becomes effective, the Company will pay the Executive (A) a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under Section 4(b) or Section 4(c), as applicable, prior to the execution of such Release and (B) to the extent applicable, the severance installment payments due on such date in accordance with Section 4(c). Thereafter, to the extent applicable, any severance installment payments will resume in accordance with Section 4(c). It is agreed and understood that the Release shall not affect Executive’s rights to indemnification by the Company or coverage under directors and officers liability insurance maintained by the Company for its directors and officers.

(e)

Following a Change in Control. If within six (6) months prior to or within two (2) years following a Change in Control (as defined in the Company’s Stock Option Plan), the Executive is terminated without Cause or resigns for Good Reason, the Severance Period shall be deemed to be twenty-four (24) months and the cash amount determined under Section 4(c)(iii) shall be paid in a single lump sum payment within thirty (30) days of the date of Termination.

(f)

Mitigation. Following any cessation of the Executive’s employment with the Company, the Executive shall have no duty to mitigate the obligation of the Company to make any payments pursuant to Section 4, and all compensation and benefits received by the Executive after the date of termination of the Executive’s employment shall not be subject to any offset or reduction.

(g)

Resignation. Upon cessation of the Executive’s employment for any reason, the Executive agrees to resign as an officer and director of the Company as of the Date of Termination and, to the extent applicable, from any of the Company’s subsidiaries.

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•	Competition.
(a)

The Executive shall not, at any time beginning on the Effective Date and ending one (1) year following the Date of Termination (the “Non-Compete Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any Business (as defined below) of the Company or its affiliates anywhere in the World where the Company conducts business or, on the Date of Termination, has plans to conduct business in the twelve month period following the Date of Termination; provided, however, that the Executive shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than five percent (5%) of the outstanding interest in such business.

(b)

During the Non-Compete Period, the Executive shall not, directly or indirectly, recruit or otherwise solicit or induce any employee, customer or supplier of the Company (i) to terminate his, her or its employment or arrangement with the Company, (ii) to otherwise change his, her or its relationship with the Company or (iii) to establish any relationship with the Executive or any of her affiliates for any business purpose competitive with the Business of the Company.

(c)

In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)

As used in Section 5, Section 6 and Section 7, (i) the term “Company” shall include the Company and its subsidiaries, and (ii) the term “Business” shall mean any business in which the Company or any of its subsidiaries is engaged, including but not limited to chronic disease management, health care advocacy services, and elder care management.

(e)

During his employment and following cessation of his employment with the Company, the Executive agrees not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing. During the Term and thereafter, the officers of the Company and members of the Board agree not to disparage in any material respect the Executive, either orally or in writing.

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•	Nondisclosure of Proprietary Information.
(a)

Except in connection with the faithful performance of the Executive’s duties hereunder or pursuant to Section 6(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)

Upon cessation of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all Company property including, but not limited to, all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents (in written or electronic format) concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c)

The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its legal counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)

Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment

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restrictions in this Agreement to any potential new employer, (iv) retaining, at any time, his personal correspondence, his personal rolodex or outlook contacts and documents related to his own personal benefits, entitlements and obligations, or (v) disclosing or retaining information that is already generally available to the public or otherwise was part of the public domain at the time of disclosure.

•	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business of the Company as defined in Section 5(d) above, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in fact to execute on her behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

•	Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 5, 6 or 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 or 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek without bond specific performance and injunctive relief.

•	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any affiliate and any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. In the event the Company assigns any or all of its rights and obligations under this Agreement to any affiliate, the Company hereby fully guarantees the obligations of such affiliate. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the Executive’s rights or obligations may be assigned or

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transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Accrued Obligations, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

•	Excise Tax-Related Provisions.

In the event Executive becomes entitled to any amounts or benefits payable in connection with a Change in Control or other change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Severance Payments”), if any of such Severance Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to Executive at the time specified in Section 10(iii) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 10, shall be equal to the Total Payments; provided, however that in the event the aggregate value of the Total Payments exceeds three times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) by an amount equal to less than ten percent (10%) of the Parachute Threshold, one or more of the Total Payments shall be reduced to an aggregate amount that is two hundred ninety-nine percent (299%) of the Executive’s “base amount.” Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change in Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. For the avoidance of doubt, in no event shall the Company be required to pay to Executive any amount under this Section 7 with respect to any taxes or interest that may arise as a result of Section 409A of the Code.

(a)	For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:
(i)

any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (which, together with the Severance Payments, constitute the “Total

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Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel, public accounting firm or compensation consultant the selection of which was approved under Section 7(iv) such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(ii)

the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Payments and (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 10(a)(i) hereof); and

(iii)

the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized tax counsel, public accounting firm or compensation consultant the selection of which was approved under Section 10(d) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(b)

For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Executive’s marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment, Executive shall repay to the Company within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (including by reason of any payment the existence or amount

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of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

(c)

The payments provided for in this Section 10 shall be made not later than the thirtieth day following the date of Executive’s cessation of employment; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth day after the date of Executive’s termination of employment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, the Executive shall repay such excess to the Company within fifteen (15) days after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(d)

All determinations under this Section 10 shall be made at the expense of the Company by a nationally recognized tax counsel, public accounting firm or compensation consultant selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determinations shall be binding upon Executive and the Company.

•	Certain Definitions.
(a)	Cause. The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:
(i)	A material breach or omission by the Executive of any of his duties or obligations under the Agreement (except due to Disability);
(ii)	The Executive shall willfully engage in any action that materially damages, or that may reasonably be expected to materially damage, the Company or the business or goodwill thereof;
(iii)	The Executive shall breach his fiduciary duty to the Company;
(iv)

The Executive shall commit any act involving fraud, the misuse or misappropriation of money or other property of the Company, a felony, habitual use of non-prescription drugs or other intoxicants or chronic absenteeism;

(v)	Gross negligence or willful misconduct by the Executive which is materially injurious to the Company;

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(vi)	The Executive shall willfully commit acts constituting gross insubordination, such as, without limitation, the intentional disregard of any reasonable directive of the Chairman or the Board; or
(vii)

The Executive shall willfully fail to perform any material duty in a timely and effective manner and shall fail to cure any such performance deficiency after receipt of written notice of the deficiency from the Chairman or Board, which notice shall designate the period of time within which the performance deficiency must be cured to the satisfaction of the Chairman or the Board, as applicable, in order to prevent a termination for Cause.

(b)

Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(c)

Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

(d)	Good Reason. “Good Reason” shall mean any of the following without the Executive’s prior written consent:
(i)

(i) except as provided in this Agreement, any change in title or reporting relationship, (ii) any material diminution in duties, responsibilities or authority, (iii) assignment of duties materially and adversely inconsistent with Executive’s titled position, (iv) any requirement that Executive relocate his current principal residence, or any requirement that Executive relocate his office other than at

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the Company’s corporate area headquarters location, (v) a material breach of the Agreement by the Company.

(ii)	Each of the foregoing occurrences is subject to cure by the Company within thirty (30) days after notice of such occurrence is given to the Chairman by the Executive.
•	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of Delaware, without giving effect to its choice of laws provisions.

•	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(a)	If to the Company:

CareGuide, Inc.

c/o Psilos Group Managers, LLC

140 Broadway, 51st Floor

New York, NY 10005

Attn:	Chairman of the Board of Directors
(b)	If to the Executive:

at the last residential address provided in writing by the Executive to the Company.

•	Counterparts/Cooperation.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

During and after Executive’s employment, Executive shall cooperate fully with the Company and its related or affiliated entities in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its related or affiliated entitles or predecessors that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or its related or

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affiliated entities or predecessors at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company and its related or affiliated entities in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses, including advancement of reasonable legal fees, incurred in connection with Executive’s performance of obligations pursuant to this Section 14.

•	Entire Agreement.

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

•	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chairman of the Board. By an instrument in writing similarly executed, the Executive or the Chairman of the Board may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any cessation of Executive’s employment.

•	No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

•	Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any

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presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

•	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement, other than equitable enforcement of the Executive’s obligations under Sections 5, 6 or 7, shall be settled exclusively by arbitration, conducted before a single arbitrator (who is licensed to practice law) in Chicago, IL in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the parties shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 5, 6 or 7 of the Agreement and that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, except for gross error and/or manifest disregard of the law. The arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 19, each party shall pay its own attorney’s fees and expenses. The arbitrator shall have the discretionary authority to award arbitrator’s fees and expenses, costs of arbitration, and attorneys’ fees and expenses to the prevailing party.

•	Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a

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provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

•	Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

•	Executive Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

•	Section 409A.

Notwithstanding anything to the contrary in this Agreement, no payments contemplated by this Agreement will be paid during the six-month period following the Executive’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Executive to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date) (in which case such amounts shall be paid at the time or times indicated in this Section 23). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during such six month period. Thereafter, payments will resume in accordance with this Agreement.

Additionally, in the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

CAREGUIDE, INC.

By:	/s/ Albert S. Waxman
Albert S. Waxman
Chairman of the Board of Directors

EXECUTIVE

By: /s/ Michael J. Condron

         Michael J. Condron

ATTACHMENT I

OPTION AGREEMENT

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